Exhibit 99.1

Contacts:
Tripp Sullivan
SCR Partners
(615) 760-1104
TSullivan@scr-ir.com

Plymouth Industrial REIT Closes $35 Million Credit Facility

BOSTON—(August 14, 2017) Plymouth Industrial REIT, Inc. (NYSE American: PLYM) today announced it has closed on a $35 million senior secured revolving credit facility with KeyBank National Association. The credit facility has an accordion feature that allows the total borrowing capacity under the credit facility to be increased up to $75 million, subject to certain conditions. The credit facility matures in August 2020 and has one, 12-month extension option, subject to certain conditions. Amounts outstanding under the facility bear interest at LIBOR plus a margin between 250 to 300 basis points, depending on the Company’s leverage.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “KeyBank’s support and alignment with our strategy is an important step in strengthening our capital structure and funding Plymouth’s growth. Their familiarity with our portfolio and extensive experience in real estate lending were a perfect fit for us.”

About Plymouth

Plymouth is a full service real estate investment company structured as a vertically integrated, self-administered and self-managed real estate investment trust focused on the acquisition, ownership and management of single and multi-tenant industrial properties, including distribution centers, warehouses and light industrial properties, primarily located in secondary and select primary markets across the United States. The company seeks to acquire properties that provide current operating income with the opportunity to enhance shareholder value through property re-positioning, capital improvements and restructuring tenant leases.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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